Exhibit 99.1

BIMI International Medical Inc. Announces Subsidiary Phenix Bio Inc’s Appointment of Mainland China Non-Exclusive Distributor

NEW YORK, NY, Oct. 30, 2023 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI, “BIMI”), a healthcare products and services provider today announced that its subsidiary, Phenix Bio Inc., appointed Hao Mu Pte. Ltd., a Singapore company (“Hao Mu”), as a distributor responsible for the distribution of Phenix’s 17 herbal supplements in Mainland China.

Pursuant to the terms of a sales agreement entered into on October 29, 2023, Hao Mu must make annual purchases of at least $5 million in order to maintain its distributor status for this territory.

Under the terms of this agreement, Phenix’s comprehensive portfolio of high-quality herbal supplements will be made available to consumers in Mainland China through Hao Mu’s well-established distribution channels and network.

“Expanding our partnership with Hao Mu to Mainland China shows our faith in Hao Mu and its ability to make our products available to wider markets” stated Tiewei Song, CEO of BIMI.

This extension of its partnership with Hao Mu evidences BIMI’s commitment to deliver world-class healthcare solutions and services to a broader global audience. Representatives from BIMI, Phenix, and Hao Mu, including BIMI’s Chief of Staff, Mr. Symington Smith, and Hao Mu’s Chief Executive Officer, Mr. Liu Yubao, attended a signing ceremony held at BIMI’s headquarters in New York City.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit www.usbimi.com.

About Hao Mu Pte. Ltd

Hao Mu Pte Ltd is a service and distribution company in Singapore with a strong market presence within the ASEAN region. It is dedicated to offering top-quality products and services.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com
Tel: +1 949 981 6274